Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for Full Year and Fourth Quarter 2021
CHICAGO (BUSINESS WIRE), February 24, 2022 -- Cushman & Wakefield (NYSE: CWK) today reported financial results for the full year and fourth quarter ended December 31, 2021:
Full Year 2021 Financial Results
•Revenue of $9.4 billion and service line fee revenue of $6.9 billion increased 20% and 26%, respectively, versus the prior year.
◦Growth momentum continued in all segments and service lines, led by the Americas.
◦Continued rebound in Capital markets and Leasing with growth of 75% and 45%, respectively.
•Net income and earnings per share of $250 million and $1.10, respectively, reflect significant year-over-year growth.
◦Adjusted earnings per share of $2.04 was significantly ahead of prior year of $0.81.
◦Adjusted EBITDA of $886 million increased 76% with Adjusted EBITDA margin of 12.9% expanding nearly 365 basis points versus the prior year.
◦Achieved $125 million of gross savings from operating efficiency initiatives.
•Generated strong cash flows from operations of $550 million for the year.
•Significant liquidity as of December 31, 2021 of $1.8 billion consisting of cash and cash equivalents of $0.8 billion and availability under the Company's undrawn revolving credit facility of $1.0 billion.
Fourth Quarter 2021 Financial Results
•Revenue of $2.9 billion and service line fee revenue of $2.2 billion increased 27% and 35%, respectively, versus the prior year.
◦Leasing and Capital markets revenue surpassed pre-pandemic levels.
•Net income and earnings per share were $146 million and $0.64, respectively.
◦Adjusted earnings per share was $0.94 more than double from $0.43 in the prior year.
◦Adjusted EBITDA of $348 million increased 76% and Adjusted EBITDA margin of 15.7% increased nearly 365 basis points versus the prior year.
Completed Key Strategic Investments
•Strategic joint venture with Greystone to deliver leading multifamily agency lending & servicing platform, investing $500 million to acquire a 40% stake.
•Investment of $150 million in WeWork as part of an exclusive strategic partnership to provide clients best-in-class workplace experience.
“Our teams' relentless focus on operational excellence has had a profound impact on the profitability of the Company, which registered a record high for 2021 as margins increased nearly 365 and 150 basis points compared to 2020 and pre-pandemic levels of 2019, respectively. Equally encouraging was the strength across our entire portfolio of service offerings, particularly brokerage. We are well positioned to build on the incredible momentum of our business and industry as owners and occupiers continue to rely on Cushman & Wakefield as a trusted business partner," said John Forrester, Cushman & Wakefield's CEO.
“It was an incredible six years serving Cushman & Wakefield as CEO and leading our exceptional employees. I look forward to continuing to work with John as our new CEO," said Brett White, Cushman & Wakefield's Executive Chairman. "2021 was a record year for Cushman & Wakefield as we achieved significant revenue, adjusted EBITDA and margin growth, as well as strong operating cash flow. Additionally, we executed our operating efficiency programs and invested in key strategic partnerships that further enable us to deliver significant value for our clients and shareholders for years to come.”

INVESTOR RELATIONS	MEDIA CONTACT
Len Texter	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

February 24, 2022

Consolidated Results (unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(in millions)	2021	2020	% Change in USD	% Change in Local Currency (i)	2021	2020	% Change in USD	% Change in Local Currency (i)
Revenue:
Property, facilities and project management	$851.9	$796.9	7%	7%	$3,185.4	$2,969.7	7%	6%
Leasing	639.5	388.7	65%	65%	1,843.4	1,275.6	45%	43%
Capital markets	571.7	319.3	79%	80%	1,350.2	769.7	75%	74%
Valuation and other	156.5	141.9	10%	11%	512.1	450.8	14%	10%
Total service line fee revenue(1)	2,219.6	1,646.8	35%	35%	6,891.1	5,465.8	26%	24%
Gross contract reimbursables(2)	664.1	626.3	6%	6%	2,497.6	2,377.9	5%	4%
Total revenue	$2,883.7	$2,273.1	27%	27%	$9,388.7	$7,843.7	20%	18%

Costs and expenses:
Cost of services provided to clients	$1,562.2	$1,176.7	33%	28%	$4,950.8	$4,077.4	21%	18%
Cost of gross contract reimbursables	664.1	626.3	6%	6%	2,497.6	2,377.9	5%	4%
Total costs of services	2,226.3	1,803.0	23%	21%	7,448.4	6,455.3	15%	13%
Operating, administrative and other	359.2	310.4	16%	37%	1,226.7	1,120.8	9%	13%
Depreciation and amortization	43.8	52.1	(16)%	(15)%	172.1	263.6	(35)%	(36)%
Restructuring, impairment and related charges	5.0	12.1	(59)%	(59)%	44.5	57.1	(22)%	(24)%
Total costs and expenses	2,634.3	2,177.6	21%	21%	8,891.7	7,896.8	13%	11%
Operating income (loss)	249.4	95.5	161%	163%	497.0	(53.1)	n.m.	n.m.
Interest expense, net of interest income	(47.5)	(43.6)	9%	10%	(179.5)	(163.8)	10%	8%
Earnings from equity method investments	10.3	2.5	n.m.	n.m.	21.2	8.3	n.m.	n.m.
Other income, net	(14.6)	1.0	n.m.	n.m.	1.2	32.0	(96)%	(94)%
Earnings (loss) before income taxes	197.6	55.4	n.m.	n.m.	339.9	(176.6)	n.m.	n.m.
Provision for income taxes	51.8	82.7	37%	114%	89.9	43.9	105%	24%
Net income (loss)	$145.8	$(27.3)	n.m.	n.m.	$250.0	$(220.5)	n.m.	n.m.

Adjusted EBITDA(3)	$347.7	$198.1	76%	77%	$886.4	$504.3	76%	73%
Adjusted EBITDA margin(3)	15.7%	12.0%			12.9%	9.2%

Net income (loss)	$145.8	$(27.3)	n.m.		$250.0	$(220.5)	n.m.
Adjusted net income(3)	213.9	95.8	n.m.		461.2	181.1	n.m.

Weighted average shares outstanding, basic	223.5	221.7			223.0	220.8
Weighted average shares outstanding, diluted(4)	228.7	223.8			226.5	222.9

Earnings (loss) per share, basic	$0.65	$(0.12)			$1.12	$(1.00)
Earnings (loss) per share, diluted	$0.64	$(0.12)			$1.10	$(1.00)
Adjusted earnings per share, diluted(3)	$0.94	$0.43			$2.04	$0.81
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income (loss) to Adjusted EBITDA, and (ii) Net income (loss) to Adjusted net income; and for explanations on the calculations of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted earnings (loss) per share are calculated using weighted average shares outstanding, basic.

February 24, 2022

Fourth Quarter Results (unaudited)
Revenue
Revenue was $2.9 billion, an increase of $610.6 million or 27% compared to the fourth quarter of 2020. Revenue growth in Capital markets and Leasing of 80% and 65% on a local currency basis, respectively, reflects the recovery of brokerage activity, particularly in the Americas, led by the logistics and multifamily sectors. Revenue growth in Property, facilities and project management, Valuation and other, and Gross contract reimbursables of 7%, 11%, and 6% on a local currency basis, respectively, reflects the continued stability of the business, along with owners and occupiers' reliance on and confidence in the Company's industry-leading capabilities and thought leadership during the pandemic recovery.
Costs of services
Costs of services of $2.2 billion increased $423.3 million or 23% compared to the quarter ended December 31, 2020. Cost of services provided to clients increased 28% on a local currency basis principally due to higher variable costs including commissions, direct labor and compensation costs as a result of the recovery of brokerage activity. Cost of gross contract reimbursables increased 6%, driven by the continued stability and growth in our Property, facilities and project management service line. These increases were partially offset by operating efficiency initiatives. Total costs of services as a percentage of total revenue were 77% as compared to 79% for three months ended December 31, 2021 and 2020, respectively.
Operating, administrative and other
Operating, administrative and other expenses of $359.2 million increased by $48.8 million compared to the quarter ended December 31, 2020, principally due to higher compensation costs and annual bonuses for non-fee earners. This increase was partially offset by operating efficiency initiatives. Overall, as a percentage of total revenue, operating, administrative and other costs were 12% as compared to 14% for the three months ended December 31, 2021 and 2020, respectively.
Depreciation and amortization
Depreciation and amortization of $43.8 million decreased $8.3 million compared to the fourth quarter of 2020, due to the complete amortization of certain merger-related customer relationships that occurred in the third quarter of 2020.
Restructuring, impairment and related charges
Restructuring, impairment and related charges were $5.0 million, a decrease of $7.1 million compared to the fourth quarter of 2020, due to a decline in severance and other separation benefits incurred in connection with the Company's strategic realignment of the business.
Interest expense, net
Net interest expense was $47.5 million, an increase of $3.9 million compared to the fourth quarter of 2020 primarily due to lower interest income in 2021.
Earnings from equity method investments
Earnings from equity method investments of $10.3 million increased by $7.8 million compared to the quarter ended December 31, 2020, due to the performance of our joint venture with Vanke Service in APAC, and earnings recognized from our joint venture with Greystone in the Americas which was finalized in December 2021.
Other income, net
During the quarter ended December 31, 2021, we recognized a loss of $14.6 million, which principally reflects an unrealized loss on fair value investments of $17.7 million, partially offset by dividend income.

February 24, 2022

Provision for income taxes
Provision for income taxes for the fourth quarter of 2021 was $51.8 million on the earnings before income taxes of $197.6 million. For the fourth quarter of 2020, the provision for income taxes was $82.7 million on earnings before income taxes of $55.4 million. The year over year decline was primarily driven by the benefits of utilizing historical net operating losses and tax credits, and a lower effective tax rate.
Net income and Adjusted EBITDA
Net income of $145.8 million principally reflects the improvements of brokerage activity as Leasing and Capital markets revenue increased 65% and 80% on a local currency basis, respectively. Revenue in Property, facilities and project management and Valuation and other also increased by 7% and 11%, respectively.
Adjusted EBITDA of $347.7 million increased by $149.6 million or 77% on a local currency basis, primarily due to the impact of revenue growth in all service lines, particularly Leasing and Capital markets, and savings generated by operating efficiency initiatives. As a result, Adjusted EBITDA margin, measured against service line fee revenue, was 15.7% for the fourth quarter of 2021, compared to 12.0% in the fourth quarter of 2020.

February 24, 2022

Full Year Results (unaudited)
Revenue
Revenue was $9.4 billion, an increase of $1,545.0 million or 20% compared to the year ended December 31, 2020. We generated strong revenue growth across all service lines including brokerage where revenue exceeded pre-pandemic levels. Revenue growth in Capital markets and Leasing of $580.5 million and $567.8 million, respectively, reflects the recovery of brokerage activity, particularly in the Americas led by the logistics and multifamily sectors. Revenue growth in Property, facilities and project management, Gross contract reimbursables and Valuation and other of $215.7 million, $119.7 million, and $61.3 million, respectively, reflects the continued stability of the business, along with owners and occupiers' reliance on and confidence in the Company’s industry leading capabilities and thought leadership during the pandemic recovery. Geographically, Americas, EMEA and APAC contributed 85%, 9% and 6%, respectively, of the consolidated revenue growth.
Costs of services
Costs of services of $7.4 billion increased $993.1 million or 15% compared to the year ended December 31, 2020. Cost of services provided to clients increased 18% on a local currency basis principally due to higher variable costs including commissions, annual bonuses for non-fee earners and direct labor, and higher compensation costs overall, as a result of the recovery of brokerage activity. Cost of gross contract reimbursables increased 5% driven by the continued stability and growth in our Property, facilities and project management service line. These increases were partially offset by operating efficiency initiatives. Total costs of services as a percentage of total revenue were 79% for 2021 as compared to 82% for 2020.
Operating, administrative and other
Operating, administrative and other expenses of $1.2 billion increased by $105.9 million compared to the year ended December 31, 2020, principally due to higher compensation costs and annual bonuses for non-fee earners. This increase was partially offset by operating efficiency initiatives. Overall, as a percentage of total revenue, operating, administrative and other costs were 13% for 2021 as compared to 14% for 2020.
Depreciation and amortization
Depreciation and amortization of $172.1 million decreased $91.5 million compared to the prior year due to the complete amortization of certain merger-related customer relationship intangibles that occurred in the third quarter of 2020.
Restructuring, impairment and related charges
Restructuring, impairment and related charges were $44.5 million, a decrease of $12.6 million or 22% compared to the year ended December 31, 2020. Severance and employment-related charges taken in connection with the Company's operating efficiency initiatives and strategic realignment of the business declined from the prior year by $29.6 million, partially offset by an increase in impairment charges of $15.2 million.
Interest expense, net
Net interest expense was $179.5 million, an increase of $15.7 million or 10% compared to the year ended December 31, 2020 primarily due to the issuance of the 2020 senior secured notes in the second quarter of 2020 and lower interest income in 2021.
Earnings from equity method investments
Earnings from equity method investments of $21.2 million increased by $12.9 million compared to the year ended December 31, 2020, due to the performance of our joint venture with Vanke Service in APAC, and earnings recognized from our joint venture with Greystone in the Americas which was finalized in December 2021.

February 24, 2022

Other income, net
Other income, net of $1.2 million decreased $30.8 million compared to the prior year. In 2020, we recognized a gain of $36.9 million as a result of the formation of the Cushman & Wakefield Vanke Service joint venture in APAC, which was partially offset by losses incurred from the disposal of holding companies in connection with the Company's strategic realignment of the business. In 2021, other income reflects dividend income partially offset by a net unrealized loss on fair value investments of $10.4 million.
Provision for income taxes
Provision for income taxes for 2021 was $89.9 million on the earnings before income taxes of $339.9 million. For 2020, the provision for income taxes was $43.9 million on a loss before income taxes of $176.6 million. The increase in tax expense from the prior year was primarily driven by higher pre-tax earnings, as well as the impact of benefits from establishing a valuation allowance in 2020.
Net income and Adjusted EBITDA
Net income of $250.0 million principally reflects the improvement of brokerage activity as Leasing and Capital markets revenue increased 43% and 74% on a local currency basis, respectively. Revenue in Property, facilities and project management and Valuation and other also increased by 6% and 10%, respectively.
Adjusted EBITDA of $886.4 million increased by $382.1 million or 73%, on a local currency basis, primarily due to the impact of revenue growth in all service lines, particularly Leasing and Capital markets, and $125 million of savings generated by operating efficiency initiatives. As a result, Adjusted EBITDA margin, measured against service line fee revenue of 12.9% for the year ended December 31, 2021, increased 365 basis points as compared to 9.2% in the year ended December 31, 2020.

Balance Sheet
•Liquidity at the end of the year was $1.8 billion, including availability on our undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.8 billion.
•Net debt as of December 31, 2021 was $2.4 billion including the Company's outstanding 2018 First Lien debt of $2.6 billion and the 2020 Notes of $0.6 billion, net of cash and cash equivalents of $0.8 billion.

i In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our financial measures, such as service line fee revenue and Adjusted EBITDA, in "local" currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

Conference Call
The Company’s Fourth Quarter 2021 Earnings Conference Call will be held today, February 24, 2022, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 877-407-9208 for U.S. callers and 201-493-6784 for international callers. The Conference ID is 13726162. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Company’s Investor Relations website at http://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and approximately 60 countries. In 2021, the firm had revenue of $9.4 billion across core services of property, facilities and project management, leasing, capital markets, and valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

February 24, 2022

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2021.

February 24, 2022

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020

Revenue	$2,883.7	$2,273.1	$9,388.7	$7,843.7
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	2,226.3	1,803.0	7,448.4	6,455.3
Operating, administrative and other	359.2	310.4	1,226.7	1,120.8
Depreciation and amortization	43.8	52.1	172.1	263.6
Restructuring, impairment and related charges	5.0	12.1	44.5	57.1
Total costs and expenses	2,634.3	2,177.6	8,891.7	7,896.8
Operating income (loss)	249.4	95.5	497.0	(53.1)
Interest expense, net of interest income	(47.5)	(43.6)	(179.5)	(163.8)
Earnings from equity method investments	10.3	2.5	21.2	8.3
Other income, net	(14.6)	1.0	1.2	32.0
Earnings (loss) before income taxes	197.6	55.4	339.9	(176.6)
Provision for income taxes	51.8	82.7	89.9	43.9
Net income (loss)	$145.8	$(27.3)	$250.0	$(220.5)

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, basic	$0.65	$(0.12)	$1.12	$(1.00)
Weighted average shares outstanding for basic earnings (loss) per share	223.5	221.7	223.0	220.8
Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$0.64	$(0.12)	$1.10	$(1.00)
Weighted average shares outstanding for diluted earnings (loss) per share	228.7	221.7	226.5	220.8

February 24, 2022

Cushman & Wakefield plc
Consolidated Balance Sheets (unaudited)

	As of December 31,
(in millions, except per share data)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$770.7	$1,074.8
Trade and other receivables, net of allowance of $72.2 million and $70.9 million, as of December 31, 2021 and 2020, respectively	1,446.0	1,301.6
Income tax receivable	30.0	43.5
Short-term contract assets, net	318.9	247.6
Prepaid expenses and other current assets	264.7	223.2
Total current assets	2,830.3	2,890.7
Property and equipment, net	194.6	235.9
Goodwill	2,081.9	2,098.0
Intangible assets, net	922.2	991.2
Equity method investments	641.3	114.9
Deferred tax assets	65.5	61.4
Non-current operating lease assets	413.5	438.2
Other non-current assets	741.1	507.6
Total assets	$7,890.4	$7,337.9
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$42.4	$39.7
Accounts payable and accrued expenses	1,106.2	1,054.4
Accrued compensation	976.3	720.5
Income tax payable	105.1	45.1
Other current liabilities	204.5	205.8
Total current liabilities	2,434.5	2,065.5
Long-term debt, net	3,220.5	3,235.7
Deferred tax liabilities	48.7	102.2
Non-current operating lease liabilities	394.6	405.6
Other non-current liabilities	343.5	433.3
Total liabilities	6,441.8	6,242.3
Shareholders' Equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 223,709,308 and 221,960,472 shares issued and outstanding at December 31, 2021 and 2020, respectively	22.4	22.2
Additional paid-in capital	2,896.6	2,843.4
Accumulated deficit	(1,278.2)	(1,528.2)
Accumulated other comprehensive loss	(193.0)	(242.7)
Total equity attributable to the Company	1,447.8	1,094.7
Non-controlling interests	0.8	0.9
Total equity	1,448.6	1,095.6
Total liabilities and shareholders' equity	$7,890.4	$7,337.9

February 24, 2022

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(in millions)	2021	2020
Cash flows from operating activities
Net income (loss)	$250.0	$(220.5)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	172.1	263.6
Impairment charges	18.3	3.1
Unrealized foreign exchange loss (gain)	9.8	(5.3)
Stock-based compensation	58.2	42.0
Lease amortization	104.2	118.2
Amortization of debt issuance costs	9.4	10.0
Earnings from equity method investments, net of dividends received	(19.9)	(5.3)
Change in deferred taxes	(56.3)	17.8
Provision for loss on receivables and other assets	38.0	47.7
Other operating activities, net	1.5	(59.2)
Changes in assets and liabilities:
Trade and other receivables	(212.5)	191.5
Income taxes payable	91.5	(34.3)
Short-term contract assets and Prepaid expenses and other current assets	(105.2)	53.8
Other non-current assets	(63.5)	(4.3)
Accounts payable and accrued expenses	131.1	(156.2)
Accrued compensation	227.1	(183.6)
Other current and non-current liabilities	(104.3)	(117.2)
Net cash provided by (used in) operating activities	549.5	(38.2)
Cash flows from investing activities
Payment for property and equipment	(53.8)	(41.0)
Acquisitions of businesses, net of cash acquired	(7.0)	(108.7)
Investment in equity securities and equity method joint ventures	(688.9)	(14.6)
Return of beneficial interest in a securitization	—	(85.0)
Other investing activities, net	0.2	(8.5)
Net cash used in investing activities	(749.5)	(257.8)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(8.6)	(18.9)
Payment of contingent consideration	(23.5)	(7.0)
Repayment of borrowings	(26.7)	(20.0)
Debt issuance costs	—	(22.7)
Proceeds from senior secured notes	—	650.0
Payment of finance lease liabilities	(13.4)	(14.0)
Other financing activities, net	6.4	4.5
Net cash (used in) provided by financing activities	(65.8)	571.9

Change in cash, cash equivalents and restricted cash	(265.8)	275.9
Cash, cash equivalents and restricted cash, beginning of the year	1,164.1	872.3
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(8.0)	15.9
Cash, cash equivalents and restricted cash, end of the year	$890.3	$1,164.1

February 24, 2022

Segment Results
The following tables summarize our results of operations for our operating segments for the three months ended and years ended December 31, 2021 and 2020.

Americas Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2021	2020	% Change in USD	% Change in Local Currency	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$588.5	$546.2	8%	8%	$2,221.9	$2,047.6	9%	8%
Leasing	476.5	270.8	76%	76%	1,392.8	942.6	48%	47%
Capital markets	470.2	244.1	93%	93%	1,110.9	589.9	88%	88%
Valuation and other	65.2	56.0	16%	18%	193.7	166.8	16%	16%
Total service line fee revenue(1)	1,600.4	1,117.1	43%	43%	4,919.3	3,746.9	31%	31%
Gross contract reimbursables(2)	563.1	530.6	6%	6%	2,096.0	1,960.2	7%	7%
Total revenue	$2,163.5	$1,647.7	31%	31%	$7,015.3	$5,707.1	23%	23%

Costs and expenses:
Americas Fee-based operating expenses	$1,355.8	$990.4	37%	37%	$4,281.8	$3,423.3	25%	25%
Cost of gross contract reimbursables	563.1	530.6	6%	6%	2,096.0	1,960.2	7%	7%
Segment operating expenses	$1,918.9	$1,521.0	26%	26%	$6,377.8	$5,383.5	18%	18%

Adjusted EBITDA	$251.4	$127.4	97%	97%	$647.0	$326.5	98%	98%
Adjusted EBITDA Margin(3)	15.7%	11.4%			13.2%	8.7%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin
(3) Adjusted EBITDA margin is measured against Total service line fee revenue

February 24, 2022

EMEA Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2021	2020	% Change in USD	% Change in Local Currency	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$103.3	$112.9	(9)%	(5)%	$370.3	$375.6	(1)%	(5)%
Leasing	86.0	67.8	27%	31%	246.5	193.8	27%	23%
Capital markets	75.1	55.9	34%	40%	168.8	125.5	35%	32%
Valuation and other	57.8	56.4	2%	5%	190.9	170.8	12%	7%
Total service line fee revenue(1)	322.2	293.0	10%	14%	976.5	865.7	13%	9%
Gross contract reimbursables(2)	34.1	35.6	(4)%	(3)%	136.6	101.2	35%	30%
Total revenue	$356.3	$328.6	8%	12%	$1,113.1	$966.9	15%	11%

Costs and expenses:
EMEA Fee-based operating expenses	$268.5	$251.0	7%	10%	$864.7	$792.9	9%	5%
Cost of gross contract reimbursables	34.1	35.6	(4)%	(3)%	136.6	101.2	35%	30%
Segment operating expenses	$302.6	$286.6	6%	8%	$1,001.3	$894.1	12%	8%

Adjusted EBITDA	$55.1	$43.3	27%	36%	$117.9	$77.5	52%	50%
Adjusted EBITDA Margin(3)	17.1%	14.8%			12.1%	9.0%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin
(3) Adjusted EBITDA margin is measured against Total service line fee revenue

APAC Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2021	2020	% Change in USD	% Change in Local Currency	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$160.1	$137.8	16%	17%	$593.2	$546.5	9%	3%
Leasing	77.0	50.1	54%	55%	204.1	139.2	47%	41%
Capital markets	26.4	19.3	37%	38%	70.5	54.3	30%	27%
Valuation and other	33.5	29.5	14%	13%	127.5	113.2	13%	8%
Total service line fee revenue(1)	297.0	236.7	25%	26%	995.3	853.2	17%	12%
Gross contract reimbursables(2)	66.9	60.1	11%	12%	265.0	316.5	(16)%	(22)%
Total revenue	$363.9	$296.8	23%	23%	$1,260.3	$1,169.7	8%	2%

Costs and expenses:
APAC Fee-based operating expenses	$261.3	$212.1	23%	24%	$891.8	$763.1	17%	12%
Cost of gross contract reimbursables	66.9	60.1	11%	12%	265.0	316.5	(16)%	(22)%
Segment operating expenses	$328.2	$272.2	21%	22%	$1,156.8	$1,079.6	7%	2%

Adjusted EBITDA	$41.2	$27.4	50%	48%	$121.5	$100.3	21%	15%
Adjusted EBITDA Margin(3)	13.9%	11.6%			12.2%	11.8%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin
(3) Adjusted EBITDA margin is measured against Total service line fee revenue

February 24, 2022

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered "non-GAAP financial measures" under SEC guidelines:
i.Segment operating expenses and Fee-based operating expenses;
ii.Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and Adjusted EBITDA margin;
iii.Adjusted net income and Adjusted earnings per share; and
iv.Local currency.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods, and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors, for the additional purposes described below.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives. Segment operating expense includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives, depreciation and amortization related to merger and acquisition activity and other items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings per share ("EPS") as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income, divided by total basic and diluted weighted average outstanding shares.

February 24, 2022

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
The interim financial information for the three months ended December 31, 2021 and 2020 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2021.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most comparable GAAP measures.

February 24, 2022

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2021	2020	2021	2020
Net income (loss)	$145.8	$(27.3)	$250.0	$(220.5)
Add/(less):
Depreciation and amortization	43.8	52.1	172.1	263.6
Interest expense, net of interest income	47.5	43.6	179.5	163.8
Provision for income taxes	51.8	82.7	89.9	43.9
Unrealized loss on investments(1)	17.7	—	10.4	—
Integration and other costs related to merger(2)	5.8	16.4	32.4	64.0
Pre-IPO stock-based compensation(3)	1.3	2.5	5.4	19.2
Acquisition related costs and efficiency initiatives(4)	33.7	39.4	140.4	154.1
Other(5)	0.3	(11.3)	6.3	16.2
Adjusted EBITDA	$347.7	$198.1	$886.4	$504.3
(1) Represents an unrealized loss related to our investment in WeWork, offset by unrealized gains on other fair value investments during the three months ended and year ended December 31, 2021. No unrealized gains or losses were recorded in the three months ended or year ended December 31, 2020.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 13: Stock-Based Payments of the Notes to the Consolidated Financial Statements for the year ended December 31, 2021 for additional information.
(4) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other principally reflects COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office. The fourth quarter of 2020 reflects the impact of lower medical claims as a result of COVID-19.

Reconciliation of Net income (loss) to Adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2021	2020	2021	2020
Net income (loss)	$145.8	$(27.3)	$250.0	$(220.5)
Add/(less):
Merger and acquisition-related depreciation and amortization	21.1	25.0	83.0	165.1
Unrealized loss on investments	17.7	—	10.4	—
Financing and other facility costs	—	—	—	(1.2)
Integration and other costs related to merger	5.8	16.4	32.4	64.0
Pre-IPO stock-based compensation	1.3	2.5	5.4	19.2
Acquisition related costs and efficiency initiatives	33.7	39.4	140.4	154.1
Other	0.3	(11.3)	6.3	16.2
Income tax adjustments(1)	(11.8)	51.1	(66.7)	(15.8)
Adjusted net income	$213.9	$95.8	$461.2	$181.1
Weighted average shares outstanding, basic	223.5	221.7	223.0	220.8
Weighted average shares outstanding, diluted(2)	228.7	223.8	226.5	222.9
Adjusted earnings per share, basic	$0.96	$0.43	$2.07	$0.82
Adjusted earnings per share, diluted	$0.94	$0.43	$2.04	$0.81
(1) Reflective of an adjusted effective tax rate (adjusted for certain items) of 23% and 25% for the three months ended December 31, 2021 and 2020, respectively, and an adjusted effective tax rate of 25% and 25% for the years ended December 31, 2021 and 2020, respectively.
(2) Weighted average shares outstanding, diluted ("WACS, diluted") is calculated by taking WACS, basic and adding in dilutive shares of 5.2 million and 2.1 million for the three months ended December 31, 2021 and 2020, respectively, and 3.5 million and 2.1 million for the years ended December 31, 2021 and 2020, respectively, which is used to calculate Adjusted earnings per share, diluted.

February 24, 2022

Summary of Total costs and expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2021	2020	2021	2020
Americas Fee-based operating expenses	$1,355.8	$990.4	$4,281.8	$3,423.3
EMEA Fee-based operating expenses	268.5	251.0	864.7	792.9
APAC Fee-based operating expenses	261.3	212.1	891.8	763.1
Cost of gross contract reimbursables	664.1	626.3	2,497.6	2,377.9
Segment operating expenses:	2,549.7	2,079.8	8,535.9	7,357.2
Depreciation and amortization	43.8	52.1	172.1	263.6
Integration and other costs related to merger(1)	5.8	16.4	32.4	64.0
Pre-IPO stock-based compensation(2)	1.3	2.5	5.4	19.2
Acquisition related costs and efficiency initiatives(3)	33.4	38.1	139.6	176.6
Other(4)	0.3	(11.3)	6.3	16.2
Total costs and expenses	$2,634.3	$2,177.6	$8,891.7	$7,896.8
(1) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(2) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 13: Stock-Based Payments of the Notes to the Consolidated Financial Statements for the year ended December 31, 2021 for additional information.
(3) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(4) Other principally reflects COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office. The fourth quarter of 2020 reflects the impact of lower medical claims as a result of COVID-19.